Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 dated June 23, 2011 of Lifevantage Corporation (the “Company”) of our report dated September 15, 2010 with respect to the consolidated balance sheets of the Company as of June 30, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ deficit and comprehensive income and cash flows for the years ended June 30, 2010 and 2009, which report appears in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on September 15, 2010.
/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
June 23, 2011